Exhibit 10

MERGER AGREEMENT

AMONG

NB MANUFACTURING, INC.,

NB MANUFACTURING SUBSIDIARY, LLC,

XHIBIT, LLC

AND

A CERTAIN DIRECTOR AND OFFICER OF NB

April 12, 2012

TABLE OF CONTENTS

1.	DEFINITIONS		1

2.	BASIC TRANSACTION		5
	2.1	The Merger	5
	2.2	The Closing	5
	2.3	Actions at the Closing	6
	2.4	Effect of Merger	6
	2.5	Closing of Transfer Records	7

3.	REPRESENTATIONS AND WARRANTIES OF THE TARGET		7
	3.1	Organization, Qualification, and Corporate Power	7
	3.2	Capitalization; Subsidiaries	7
	3.3	Authorization of Transaction	7
	3.4	Noncontravention	8
	3.5	Financial Statements	8
	3.6	Books And Records	8
	3.7	Title To Properties; Encumbrances	8
	3.8	Condition And Sufficiency Of Assets	8
	3.9	No Undisclosed Liabilities	9
	3.10	Taxes	9
	3.11	Compliance With Legal Requirements; Governmental Authorizations	9
	3.12	Legal Proceedings; Orders	10
	3.13	Contracts; No Defaults	10
	3.14	Insurance	12
	3.15	Environmental Matters	13
	3.16	Employees	13
	3.17	Labor Relations; Compliance	13
	3.18	Intellectual Property	13
	3.19	Certain Payments	15
	3.20	Relationships With Related Persons	15
	3.21	Brokers' Fees	16
	3.22	Tax Treatment	16
	3.23	Disclosure	16

4.	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY AND THE BUYER OFFICER		16
	4.1	Organization; Organizational Documents	16
	4.2	No Brokers' Fees	16
	4.3	Buyer's Securities	16
	4.4	Limited Business Conducted	17
	4.5	Undisclosed Liabilities	17
	4.6	Authorization of Transaction	17
	4.7	Disclosure	17
	4.8	Filings with the SEC	17
	4.9	Financial Statements	18
	4.10	Books and Records	18
	4.11	No Contravention	18
	4.12	Reporting Company Status; FINRA Compliance	19
	4.13	No Injunctions	19
	4.14	Antitakeover Statutes and Rights Agreement; Dissenters Rights	19
	4.15	Absense of Certain Changes	19
	4.16	Compliance with Laws and Court Orders	19
	4.17	Tax Treatment	19
	4.18	Litigation	20
	4.19	Agreements, Contracts and Commitments	20
	4.20	Taxes	20
	4.21	Relationships With Related Persons	20
	4.22	Disclosure	20

-i-

5.	COVENANTS		21
	5.1	General	21
	5.2	Notices and Consents	21
	5.3	Regulatory Matters and Approvals	21
	5.4	Operation of Business	21
	5.5	Full Access	22
	5.6	Notice of Developments	22
	5.7	Exclusivity	22
	5.8	Obligations of Transitory Subsidiary	22

6.	CONDITIONS TO OBLIGATION TO CLOSE		22
	6.1	Conditions to Obligation of the Buyer and the Transitory Subsidiary	22
	6.2	Conditions to Obligation of the Target	23

7.	POST CLOSING OBLIGATIONS		24
	7.1	SEC Filing on Form 8K	24
	7.2	Indemnification	24
	7.3	Indemnity Procedure	24
	7.4	Warranty of No Claims	25
	7.5	Registration of Shares	25

8.	TERMINATION		25
	8.1	Termination of Agreement	25
	8.2	Effect of Termination	25

9.	MISCELLANEOUS		25
	9.1	Survival	25
	9.2	Press Releases and Public Announcements	25
	9.3	No Third-Party Beneficiaries	26
	9.4	Entire Agreement	26
	9.5	Succession and Assignment	26
	9.6	Counterparts	26
	9.7	Headings	26
	9.8	Notices	26
	9.9	Governing Law	27
	9.10	Waiver of Jury Trial	27
	9.11	Amendments and Waivers	27
	9.12	Severability	27
	9.13	Expenses	27
	9.14	Construction	27
	9.15	Incorporation of Exhibits and Schedules	28
	9.16	Separate Counsel	27
	9.17	Specific Performance	28

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Exhibit A – Articles of Merger
Exhibit B – Form of Employment Agreement
Disclosure Schedule -- Exceptions to Representations and Warranties

-iii-

MERGER AGREEMENT

This Merger Agreement (the "Agreement") is dated as of April 12, 2012, by and among NB Manufacturing, Inc., a Nevada corporation (the "Buyer"), NB Manufacturing Subsidiary, LLC, a Nevada limited liability company that is a wholly-owned Subsidiary of the Buyer (the "Transitory Subsidiary"), XHIBIT, LLC, a Nevada limited liability company (the "Target"), and Derold L. Kelley, an officer and director of the Buyer (the "Buyer Officer").  The Buyer, the Transitory Subsidiary, the Target and the Buyer Officer are referred to collectively herein as the "Parties." The Buyer Officer is a Party solely for the limited purposes expressly stated in this Agreement.

A.           Target is presently engaged, through its subsidiaries, SpyFire Interactive, LLC and Stacked Digital, LLC (the “Target Subsidiaries”), in the business of internet marketing and internet publishing.

B.           Buyer is a company registered under the Securities Exchange Act, reporting as a "shell company" without any significant ongoing business operations, whose Board of Directors has determined it to be in the best interests of its shareholders to acquire Target as it has operations which Buyer believes could be financed by a private offering of securities and subsequently by the public markets.

C.           Target needs financing to meet its business objectives and Target's management believes the needed financing may become more readily available following the merger due to the anticipated increase in liquidity of the combined companies.

D.           Transitory Subsidiary has been formed to merge with and into the Target.  The merger and the Offering are intended by the Target to qualify as a non-taxable contribution of Target's assets and liabilities to Buyer in exchange for stock of Buyer pursuant to Section 351 of the Internal Revenue Code of 1986, as amended ("Code"), with the exception of any gain recognition by Target under Section 357(c) of the Code attributable to Target liabilities assumed by Buyer in excess of the adjusted basis of the Target assets transferred to Buyer.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.	DEFINITIONS

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

"Articles of Merger" has the meaning set forth in Section 2.3 below.

"Business Employee" means all individuals (including common law employees, independent contractors and individual consultants), as of the date hereof, who are employed or engaged by Target or any of its Affiliates in connection with Target's business, together with individuals who are hired in respect of Target's business after the date hereof through the Closing Date.

"Buyer" has the meaning set forth in the preface above.

"Buyer Options" means any options to purchase Common or Preferred Stock issued by Buyer.

"Buyer Preferred Shares" means any shares of Preferred Stock, par value $0.0001 per share, issued by Buyer.

"Buyer Securities" means all Buyer Options, Buyer Shares, Buyer Preferred Shares and Buyer Warrants.

"Buyer Shares" means any shares of Common Stock, par value $0.0001 per share, issued by Buyer.

"Buyer Warrants" means any warrants or other rights to purchase Common or Preferred Stock issued by the Buyer.

"Closing" has the meaning set forth in Section 2.2 below.

"Closing Date" has the meaning set forth in Section 2.2 below.

"Confidential Information" means any information concerning the businesses and affairs of the Target that is not already generally available to the public.

"Consent" means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"Contract" means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"Derivative Securities" shall mean those securities as defined in Section 3.2 below.

"Disclosure Schedule" has the meaning set forth in Section 3 below.

"Effective Time" has the meaning set forth in Section 2.4(a) below.

"Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"ERISA" means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Exploitation" means ownership, sale, offer for sale, marketing, promotion, manufacture, importation, exportation, license, lease, disposition, distribution, transfer, assignment, practice and other use.  "Exploit" and "Exploited" have correlative meanings.

"Former Business Employee" means all individuals (including common law employees, independent contractors and individual consultants and whether full-time or part-time) who at any time prior to the date hereof have been, but are no longer as of the date hereof, a Business Employee.

"GAAP" means United States generally accepted accounting principles as in effect from time to time.

"Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body" means any:

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d) multi-national organization or body; or

(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Intellectual Property" means all of the rights arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any foreign jurisdiction:  (i) patents, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, patent applications, any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof (collectively, "Patents"), (ii) trademarks, service marks, trade names (whether registered or unregistered), service names, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, URLs, identifying symbols, logos, emblems, signs or insignia, including all goodwill associated with such marks, designs, names, logos or symbols (collectively, "Marks"), (iii) copyrights, works of authorship, moral rights, mask work rights and registrations and applications therefore (collectively, "Copyright Interests"), (iv) proprietary, confidential or non-public processes, designs, drawings, specifications, technology, formulae, databases, algorithms, models, methods, research and development, know-how, manufacturing and production processes and techniques, inventions, improvements, discoveries, concepts, ideas, trade secrets, technical data and other proprietary non-public information (collectively, "Trade Secrets"), (v) all other intellectual property and proprietary rights and rights of a similar nature, and (vi) all applications, registrations, permits, filings and licenses related to any of the foregoing clauses (i) – (v) above.

"Knowledge" means an individual shall be deemed to have "Knowledge" of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is presently serving as a director, officer, manager, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time within the last six years had, Knowledge of such fact or other matter provided that the loyalty and diligence of such director, officer, manager, partner, executor or trustee was at the time and under the circumstances Knowledge was acquired, steadfast and undiminished.

"Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"Merger" has the meaning set forth in Section 2.1 below.

"Merger Consideration" has the meaning set forth in Section 2.4(e) below.

"Most Recent Fiscal Year End" has the meaning set forth in Section 4.9 below.

"Nevada Business Corporation Act" means the Business Corporation Act of the State of Nevada, as amended.

"Nevada Limited Liability Company Act" means the Limited Liability Company Act of the State of Nevada, as amended.

"Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"Ordinary Course of Business" means an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

(a)  such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

(c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

"Organizational Documents" shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the operating agreement and the certificate of formation or articles of organization of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

"Party" has the meaning set forth in the preface above.

"Person" means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

"Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body, or arbitrator.

"Related Person" means, with respect to a particular individual:

(a) each other member of such individual's Family;

(b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

(c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

(d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, manager, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b) any Person that holds a Material Interest in such specified Person;

(c) each Person that serves as a director, officer, partner, manage, executor, or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a Material Interest;

(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f) any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

"Requisite Member Approval" means the affirmative vote of the holders of fifty and one-tenth percent (50.1%) of the Target Units.

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialman's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

"Software" means any and all (i) computer programs and applications, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases, data compilations and collections, and technical data, including any and all data and collections of data in digital form, whether machine readable or otherwise, (iii) descriptions, designs, architecture, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training materials, functional and technical specifications and requirements documents, relating to any of the foregoing (the "Documentation").

"Subsidiary" means any corporation or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock (or equivalent equity) or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors (or equivalent management).

        “Surviving Company" has the meaning set forth in Section 2.1 below.

"Target" has the meaning set forth in the preface above.

"Target Intellectual Property" includes:

(a) the websites listed on Schedule 3.18 and the related Internet domain names and any other websites and domain names used in or held for use in the operation of the Target's business and all rights related to such websites and domain names (the "Domain Names"), including those identified on Schedule 3.18;

(b) all Patents owned or claimed by Target or used in or for the operation of the Target's business, including those identified on Schedule 3.18;

(c) all Marks owned or claimed by Target or its Affiliates used in or for the operation of the Target's business, including those identified on Schedule 3.18;

(d)  all technology and Software necessary and sufficient for the operation of the Target's business, including all technology and Software identified on Schedule 3.18; and

(e) all Trade Secrets, Copyright Interests, and other Intellectual Property owned or claimed by Target used in or for the operation of the Target's business.

"Target Member" means any Person who or which holds any Target Units.

"Target Options" means any options to purchase units issued by Target.

"Target Securities" means all Target Options, Target Units and Target Warrants.

"Target Securityholder" means any Person who or which holds any Target Securities.

"Target Unit" means any unit of the Target.

"Target Warrants" means any warrants or other rights to purchase units issued by Target.

"Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any tax.

"Third Party Intellectual Property" means all Intellectual Property used by Target that is owned by or licensed from a Person other than Target.

"Threatened" means that a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

"Transitory Subsidiary" has the meaning set forth in the preface above.

"Unaudited Statements" has the meaning set forth in Section 3.5 below.

2.	BASIC TRANSACTION

2.1 The Merger.

On and subject to the terms and conditions of this Agreement, the Transitory Subsidiary will merge with and into the Target (the "Merger") at the Effective Time. The Target shall be the company surviving the Merger (the "Surviving Company") and shall be a wholly-owned subsidiary of Buyer.

2.2 The Closing.

The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Keller Rohrback, PLC in Phoenix, Arizona, commencing at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

2.3 Actions at the Closing.

At the Closing, (i) the Target will deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments, and documents referred to in Section 6.1 below, (ii) the Buyer and the Transitory Subsidiary will deliver to the Target the various certificates, instruments, and documents referred to in Section 6.2 below, (iii) the Target and the Transitory Subsidiary will file with the Secretary of State of the State of Nevada Articles of Merger in the form to be attached hereto as Exhibit A (the "Articles of Merger"), and (iv) the Buyer will cause the Buyer Securities to be issued in exchange for the Target Securities in the manner provided in the Articles of Merger.

2.4 Effect of Merger.

(a) General.  The Merger shall become effective at the time (the "Effective Time") that the Target and the Transitory Subsidiary file the Articles of Merger with the Secretary of State of the State of Nevada.  The Merger shall have the effects set forth in Nevada Limited Liability Company Act. The Surviving Company may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Target or the Transitory Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.

(b) Articles of Organization.  Unless otherwise determined by Buyer prior to the Effective Time, the Articles of Organization of the Target shall be the Articles of Organization of the Surviving Company until thereafter amended as provided by law and such Articles of Organization.

(c) Operating Agreement.  The Operating Agreement of the Target (which prior to closing shall be subject to amendment to comply with certain provisions of the Code), as in effect immediately prior to the Effective Time, shall be the Operating Agreement of the Surviving Company until thereafter amended.

(d) Directors and Officers.  All of the officers of the Target shall become officers of the Surviving Company at and as of the Effective Time (retaining their respective positions and terms of office and as determined by Target).  At the Effective Time, all of the directors and officers of the Buyer shall resign and the sole directors of the Buyer following the Merger shall be Chris Richarde, Michael J. Schifsky, and a director to-be-named at the Closing, and the officers of the Buyer shall be Chris Richarde, CEO, and Michael J. Schifsky, CFO. Any of the proposed directors and officers may be substituted with other individuals prior to the Effective Time with the approval of Target and Buyer, such approval not to be unreasonably withheld.

(e) Conversion of Target Securities.  At and as of the Effective Time, each Target Security shall be converted into the right to receive Buyer Securities as set forth in the Articles of Merger to be attached hereto as Exhibit A (the "Merger Consideration").  No Target Security shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2.4 after the Effective Time.

(f) Conversion of Equity of the Transitory Subsidiary.  At and as of the Effective Time, each membership interest of the Transitory Subsidiary shall be converted into one Unit of the Surviving Company as set forth in the Articles of Merger to be attached hereto as Exhibit A. Each certificate of Transitory Subsidiary evidencing ownership of any such membership interests shall continue to evidence ownership of such units of the Surviving Company.

(g) No Further Rights in Target Securities.  The Merger Consideration issued and paid upon conversion of the Target Securities in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Target Securities.

(h) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Buyer Securities or Target Securities), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Buyer Securities or Target Securities occurring on or after the date hereof and prior to the Effective Time.

(i) Withholding Rights.   The Surviving Company and Buyer shall each be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Target Securities such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by the Surviving Company or Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Target Securities in respect of which such deduction and withholding was made by the Surviving Company or Buyer, as the case may be.

(j) Lost Certificates. If any certificates evidencing Target Securities (each, a "Certificate") shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such person of a bond, in such reasonable amount as the Surviving Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, Buyer will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.4(e).

(k) No Appraisal Rights.  In accordance with the Nevada Limited Liability Company Act and the Target's Operating Agreement, no appraisal rights shall be available to holders of Target Units in connection with the Merger.

2.5 Closing of Transfer Records.

After the close of business on the Closing Date, transfers of Target Securities outstanding prior to the Effective Time shall not be made on the transfer books of the Surviving Company.

3.	REPRESENTATIONS AND WARRANTIES OF THE TARGET

The Target represents and warrants to Buyer and the Transitory Subsidiary that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the Disclosure Schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule").  The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

3.1 Organization, Qualification, and Corporate Power.

Target is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation.  Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the lack of such qualification would not have a material adverse effect on the financial condition of the Target taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement.  Target has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

3.2 Capitalization; Subsidiaries.

The entire equity issued and outstanding of the Target consists of 21,905,000 Target Units.  All of the issued and outstanding Target Units have been duly authorized and are validly issued, fully paid, and nonassessable, free and clear of all Encumbrances except those set forth in the Operating Agreement of Target.  Other than as set forth in Schedule 3.2 which shall be updated through the date of the Closing for future issuance of Target Options, if any, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its equity (collectively, "Derivative Securities"). Other than as set forth in Schedule 3.2, there will be at the Closing no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target. Schedule 3.2 contains a complete list of the holders of and the date of issuance of the Target Units and the Derivative Securities and the number of securities held by each.  None of the Target Units or Derivative Securities was issued in violation of the Securities Act or any other Legal Requirement.  Other than as set forth in Schedule 3.2, no registration rights have been given to any holder of Target Units or Derivative Securities. The Target has no Subsidiaries except as described on Schedule 3.2.  Except as set forth on Schedule 3.2, the Target does not have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

3.3 Authorization of Transaction.

The Target has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder and has received the Requisite Member Approval concurrent with execution of this Agreement. This Agreement constitutes the valid and legally binding obligation of the Target, enforceable in accordance with its terms and conditions.

3.4 Noncontravention.

Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, directly or indirectly, (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Target is subject or any provision of the Organizational Documents of Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets) or (iii) cause Target to become subject to, or to become liable for the payment of, any tax (other than taxes related to conversion from Subchapter S corporation to a Subchapter C corporation), or (iv) cause any of the assets owned by Target to be reassessed or revalued by any taxing authority or other Governmental Body. Other than in connection with the Nevada Limited Liability Company Act, the Securities Exchange Act, the Securities Act, and the state securities laws, Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.  Except as set forth in Schedule 3.4, Target will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.

3.5 Financial Statements.

Buyer has received audited financial statements of SpyFire Interactive, LLC and Stacked Digital, LLC as of December 31, 2010 and unaudited, internally prepared financial statements of Target as of December 31, 2011 (the "Unaudited Statements"). Such audited financial statements and notes do and shall fairly present the financial condition and the results of operations, changes in members' equity, and cash flow of the Target as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP.  The financial statements referred to in this Section 3.5 shall reflect the consistent application of such accounting principles throughout the periods involved.  No financial statements of any Person other than the Target and the Target Subsidiaries are required by GAAP or said laws and rules to be included in the consolidated financial statements of the Target or otherwise necessary to cause such financial statements to fairly present the financial condition and results of operations of the Target.

3.6 Books And Records.

The minute books of the Target contain accurate and complete records of all meetings held of, and corporate action taken by, the members and Manager of the Target, and no meeting of any such members or Manager has been held for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of those books and records will be in the possession of the Target.

3.7 Title To Properties; Encumbrances.

Schedule 3.7 contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by Target.  The Target owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Unaudited Statements (except for assets held under capitalized leases disclosed in Schedule 3.7 and personal property sold since the date of the Unaudited Statements in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Target since the date of the Unaudited Statements (except for personal property acquired and sold since the date of the Unaudited Statements in the Ordinary Course of Business and consistent with past practice).  All material properties and assets reflected in the Unaudited Statements are free and clear of all Security Interests other than as set forth in Schedule 3.7.

3.8 Condition And Sufficiency Of Assets.

The equipment of the Target is in good operating condition and repair, and is adequate for the uses to which it is being put.  The equipment will be sufficient for the continued conduct of the Target's business after the Closing in substantially the same manner as conducted prior to the Closing.

3.9 No Undisclosed Liabilities.

Except as set forth in Schedule 3.9, the Target has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for current liabilities incurred in the Ordinary Course of Business.

3.10 Taxes.

(a) Except as set forth in Schedule 3.10, the Target has filed or caused to be filed (on a timely basis since inception of the Target) all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of a group of companies, pursuant to applicable Legal Requirements.  Target has delivered to Buyer copies of all such Tax Returns filed since inception of the Target.  The Target has paid all taxes that have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Target, except such taxes, if any, as are listed in Schedule 3.10 and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Unaudited Statements.

(b) The charges, accruals, and reserves with respect to Taxes on the books of Target are adequate (determined in accordance with GAAP) and are at least equal to Target's liability for Taxes.  All taxes that Target is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(c) All Tax Returns filed by (or that include on a consolidated basis) Target are true, correct, and complete.  Pursuant to the terms of the Operating Agreement of Target, as amended, Target may be required to pay its members certain distributions for taxes after the date of this Agreement.

3.11 Compliance With Legal Requirements; Governmental Authorizations.

(a)  Except as set forth in Schedule 3.11:

(i) Target is, and at all times since inception has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii) no event has occurred or circumstance exists that (with or without notice  or lapse of time) (A) may constitute or result in a violation by Target of, or a failure on the part of Target to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of Target to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) Target has not received, at any time since inception, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of Target to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Schedule 3.11 contains a complete and accurate list of each Governmental Authorization that is held by Target or that otherwise relates to the business of, or to any of the assets owned or used by, Target.  Each Governmental Authorization listed or required to be listed in Schedule 3.11 is valid and in full force and effect.  Except as set forth in Schedule 3.11:

(i) Target is, and at all times since inception has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.11;

(ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.11, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.11;

(iii) Target has not received, at any time since inception, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.11 have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Schedule 3.11 collectively constitute all of the Governmental Authorizations necessary to permit Target to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Target to own and use its assets in the manner in which it currently owns and uses such assets.

3.12 Legal Proceedings; Orders.

(a) Except as set forth in Schedule 3.12, there is no pending Proceeding:

(i) that has been commenced by or against Target or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Target; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Merger.

(1)       No such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.  Target has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Schedule 3.12.  The Proceedings listed in Schedule 3.12 will not have a material adverse effect on the business, operations, assets, condition, or prospects of Target.

(b) Except as set forth in Schedule 3.12:

(i) there is no Order to which the Target, or any of the assets owned or used by Target, is subject; and

(ii) no officer, member, Manager, agent, or employee of Target is subject to any Order that prohibits such officer, member, Manager, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of Target.

(c) Except as set forth in Schedule 3.12:

(i) Target is, and at all times since inception has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

(ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Target, or any of the assets owned or used by Target is subject; and

(iii) Target has not received, at any time since inception, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which Target, or any of the assets owned or used by Target, is or has been subject.

3.13 Contracts; No Defaults.

(a) Schedule 3.13 contains a complete and accurate list of:

(i) each Contract that involves performance of services or delivery of goods or materials by Target of an amount or value in excess of $10,000;

(ii) each Contract that involves performance of services or delivery of goods or materials to Target of an amount or value in excess of $10,000;

(iii) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Target in excess of $10,000;

(iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year);

(v) each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Target Intellectual Property;

(vi) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(vii) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by Target with any other Person;

(viii) each Contract containing covenants that in any way purport to restrict the business activity of Target or any Affiliate of Target or limit the freedom of Target or any Affiliate of Target to engage in any line of business or to compete with any Person;

(ix) each Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(x) each power of attorney that is currently effective and outstanding;

(xi) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Target to be responsible for consequential damages;

(xii) each Contract for capital expenditures in excess of $10,000;

(xiii) each written warranty, guaranty, or other similar undertaking with respect to contractual performance extended by Target other than in the Ordinary Course of Business; and

(xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Schedule 3.13 sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts and the amount of the remaining commitment of the Target under the Contracts.

(b) Except as set forth in Schedule 3.13:

(i) no Manager, officer or member who holds in excess of five percent (5%) of the equity of the Target (and no Related Person of the foregoing) has nor may it acquire any rights under, any Contract that relates to the business of, or any of the assets owned or used by, Target; and

(ii) other than agreements with Social Bounce, LLC, no Manager, officer, member, agent, employee, consultant, or contractor of Target is bound by any Contract that purports to limit the ability of such Manager, officer, member, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of Target, or (B) assign to Target or to any other Person any rights to any invention, improvement, or discovery.

(c) Except as set forth in Schedule 3.13, each Contract identified or required to be identified in Schedule 3.13 is in full force and effect and is valid and enforceable in accordance with its terms.

(d) Except as set forth in Schedule 3.13:

(i) Target is, and at all times since inception has been, in full compliance with all applicable terms and requirements of each Contract under which Target has or had any obligation or liability or by which Target or any of the assets owned or used by such Target is or was bound;

(ii) each other Person that has or had any obligation or liability under any Contract under which Target has or had any rights is, and at all times since inception has been, in full compliance with all applicable terms and requirements of such Contract;

(iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Target or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; and

(iv) Target has not given to or received from any other Person, at any time since inception, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

(e) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Target under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

3.14 Insurance.

(a) On or before Closing, Target will deliver to Buyer:

(i) true and complete copies of all policies of insurance to which Target is a party or under which Target, or any Manager of Target, is or has been covered at any time since inception;

(ii) true and complete copies of all pending applications for policies of insurance; and

(iii) any statement by the auditor of Target's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

(b) Schedule 3.14 describes:

(i) any self-insurance arrangement by or affecting Target, including any reserves established thereunder;

(ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by Target; and

(iii) all obligations of the Target to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

(c) Except as set forth on Schedule 3.14:

(i) All policies to which Target is a party or that provide coverage to Target, or any member, Manager or officer of Target:

(A)           shall be valid, outstanding, and enforceable;

(B)           shall be issued by an insurer that is financially sound and reputable;

(C)           taken together, shall provide adequate insurance coverage for the assets and the operations of the Target for all risks normally insured against by a Person carrying on the same business or businesses as Target;

(D)           shall be sufficient for compliance with all Legal Requirements and Contracts to which Target is a party or by which any of them is bound;

(E)           shall continue in full force and effect following the consummation of the Merger; and

(F)           shall not provide for any retrospective premium adjustment or other experience-based liability on the part of Target.

(ii) As of Closing, Target has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(iii) The Target shall have paid all premiums due, and have otherwise performed all of its respective obligations, under each policy to which Target is a party or that provides coverage to Target or any member or officer thereof.

(iv) The Target shall give notice to the insurer of all claims that may be insured thereby.

3.15 Environmental Matters.

Except as disclosed in Schedule 3.15, Target (i) is currently in compliance with all applicable environmental laws, and has obtained all permits and other authorizations needed to operate its facilities, (ii) has not violated any applicable environmental law, (iii) is unaware of any present requirements of any applicable environmental law which is due to be imposed upon it which will increase its cost of complying with the environmental laws, (iv) all past on-site generation, treatment, storage and disposal of waste, including hazardous waste, by Target has been done in compliance with the currently applicable environmental laws; and (v) all past off-site treatment, storage and disposal of waste, including hazardous waste, generated by Target has been done in compliance with the currently applicable environmental laws.  As used in this Agreement, the terms (i) "Environmental Laws" include but are not limited to any federal, state or local law, statute, charter or ordinance, and any rule, regulation, binding interpretation, binding policy, permit, order, court order or consent decree issued pursuant to any of the foregoing, which pertains to, governs or otherwise regulates any of the following activities, and (ii) "Waste," "Hazardous Substance," and "Hazardous Waste" include any substance defined as such by any applicable environmental law.

3.16 Employees.

(a) Schedule 3.16 contains a complete and accurate list of the following information for each employee of Target, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable; vacation accrued; and service credited for purposes of vesting and eligibility to participate under Target's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, employee pension benefit plan or employee welfare benefit plan, or any other employee benefit plan.

(b) Other than agreements with Social Bounce, LLC, no employee or member of Target is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or member and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or member of the Target, or (ii) the ability of Target to conduct its business, including any Proprietary Rights Agreement with the Target by any such employee or member.

(c) Schedule 3.16 also contains a complete and accurate list of the following information for each retired employee of the Target, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

3.17  Labor Relations; Compliance.

Since inception, Target has not been and is not a party to any collective bargaining or other labor Contract.  Target has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.  Target is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.18	Intellectual Property.

(a) Target either (i) owns exclusively throughout the world or (ii) is licensed throughout the world pursuant to a valid and enforceable written agreement to use and practice all Target Intellectual Property, in each case free and clear of all Encumbrances, exclusive licenses to third parties, options, Orders, arbitration awards or restrictions.  Target has the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation of the Target Intellectual Property (other than Third Party Intellectual Property) and an exclusive right to bring a claim or suit against a third party for infringement or misappropriation of Third Party Intellectual Property exclusively licensed by Target.

(b) Target, neither in the operation nor development of its business (including any products or services related to, Exploited, or used in any way for or in connection with its business, or the utilization of Intellectual Property by Target including any Target Intellectual Property and Third Party Intellectual Property), has infringed, violated or misappropriated or is infringing, violating or misappropriating the Intellectual Property of any third party, and the Target Intellectual Property does not infringe, violate or misappropriate the Intellectual Property of any third party.  No claim, demand, suit or action relating to any such infringement, violation or misappropriation is pending, or threatened, and there is no legitimate basis for any such claim, demand, suit or action.  Except as set forth in Schedule 3.18(b), there are no royalties, fees or other payments payable by Target to any Person by reason of the Exploitation of any Intellectual Property by Target related to or in connection with the operation of its business nor any restrictions on the Exploitation of Target Intellectual Property.  There has never been and there is not currently any unauthorized use, disclosure, infringement, violation or misappropriation of any Intellectual Property rights of Target related to its business by any Person.

(c) Schedule 3.18(c) accurately identifies and describes all issued or registered Intellectual Property and all applications and registrations therefor, all material unregistered Marks, and all Software used by Target in connection with its business, including, as applicable, the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed.  Target Intellectual Property and Third Party Intellectual Property listed on Schedule 3.18(c) include all the Intellectual Property rights used, held for use, or contemplated to be used by Target in its business as currently conducted or proposed to be conducted and all Intellectual Property rights necessary and sufficient to operate its business as currently conducted or proposed to be conducted.

(d) Schedule 3.18(d) accurately identifies and describes each Contract pursuant to which Target has granted to any third party any license, right or other interest in any Target Intellectual Property.  Except as set forth on Schedule 3.18(d), Target has not granted to any third party any right to Exploit any Target Intellectual Property.

(e) Target has complied with any and all terms and conditions under which the Third Party Intellectual Property is licensed or sold to Target, and Target has not received any written notice from any such third party asserting a breach of, terminating or issuing a notice to terminate any such license.  Neither this Agreement nor any of the transactions contemplated by it will result in a termination (or a right to terminate) or other change in the rights of Target with respect to any Third Party Intellectual Property.

(f) Target has taken all reasonable efforts to maintain the confidentiality of and otherwise protect and enforce the Trade Secrets included in Target Intellectual Property.  Except in the Ordinary Course of Business and only pursuant to a written non-disclosure agreement that adequately protects the proprietary interests of Target, no disclosure has been made by Target to a third party of any Trade Secrets included in Target Intellectual Property. Each employee, consultant and independent contractor of Target has entered into a written non-disclosure and assignment agreement with Target that assigns to Target all Intellectual Property developed or created by such employee, consultant or independent contractor and includes reasonable confidentiality restrictions with regards to the Trade Secrets of Target.

(g) All Target Intellectual Property owned by Target is valid, subsisting and enforceable.  Target has not received any written notice of any opposition or other claim, action or challenge to the validity, enforceability or ownership of any Target Intellectual Property.

(h) To the Knowledge of Target, no third party who is licensing or otherwise providing Third Party Intellectual Property to Target has received any written notice of any opposition or other claim, action or challenge to the validity, enforceability, or ownership of any such Third Party Intellectual Property.

(i) No Business Employee or Former Business Employee or any other Person (including any employer of a current or former member or employee of or consultant to Target) owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any form of Target Intellectual Property.

(j) Target Intellectual Property owned or purported to be owned by Target was either (i) developed by employees of Target within the scope of their employment; (ii) developed by independent contractors or consultants who have validly assigned all their rights to Target pursuant to written agreements; or (iii) otherwise acquired by Target from a third party, with such acquisition resulting in exclusive ownership by Target.

(k) All Target Intellectual Property is fully transferable, alienable and licensable by Target without restriction and without payment of any kind to any third party.  Neither the execution, delivery, or performance of this Agreement nor the consummation of the transactions contemplated hereby will result in any impairment or loss of any Target Intellectual Property or rights thereunder.

(l) Schedule 3.18(l) accurately identifies and describes each item of open source, free, shared or public library Software ("Open Source Software"), including any version of any Software licensed pursuant to any GNU public license, that is contained in, integrated with, distributed with, or used by Target in the development of any products or services of Target related to its business or otherwise used in its business as currently conducted or as proposed to be conducted and identifies, for each such item, the license by which it is bound and whether it has been modified.  No product or service of Target related to its business contains, is derived from, is integrated or distributed with, or is being developed using any Open Source Software that is licensed under terms that (i) impose or could impose a requirement or condition that any such product or service or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of Target or any of its Affiliates to use or distribute any such product or service.

(m) The Software included in Target Intellectual Property does not, to the Knowledge of Target, contain any program routine, device, or other undisclosed feature, including a time bomb, virus, software lock, drop-dead device, malicious logic, worm, trojan horse, bug, error, defect or trap door, that is capable of deleting, disabling, deactivating, interfering with, or otherwise harming such Software, or Target's hardware, data, or computer programs or codes, or that is capable of providing access or producing modifications not authorized by Target (collectively, "Disabling Procedures").  Such representation and warranty applies regardless of whether such Disabling Procedures are authorized by Target to be included in the Software.  Target endeavors to prevent the introduction of Disabling Procedures into its products and services from Software licensed from third parties using the procedures specified in Schedule 3.18(m).

(n) Schedule 3.18(n) sets forth Target's current (as of the date hereof) list of known material bugs maintained by its development or quality control groups with respect to its products and services.

(o) To the Knowledge of Target, there have been no material unauthorized intrusions or breaches of the security of information technology systems with respect to its business.

(p) Target has made or will make, as applicable, reasonable efforts to ensure that the Documentation is accurate, complete and sufficiently detailed to enable a competent computer programmer properly trained in the applicable programming disciplines to (i) integrate the Software included in the Target Intellectual Property with other applications and (ii) make modifications, without any significant further recourse to Target or the Intellectual Property Rights of any third party.

3.19	Certain Payments.

Since inception, neither Target nor any member, Manager, officer, agent, or employee of Target, or other Person associated with or acting for or on behalf of Target, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Target or any Affiliate of Target, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Target.

3.20 Relationships With Related Persons.

Except as set forth in Schedule 3.20, no Related Person of Target has, or since inception of the Target has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Target's business.  No Related Person of Target is, or since inception of the Target has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with Target, or (ii) engaged in competition with Target with respect to any line of the products or services of Target (a "Competing Business") in any market presently served by Target except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market.  Except as set forth in Schedule 3.20, no Related Person of Target is a party to any Contract with, or has any claim or right against, Target.

3.21 Brokers' Fees.

Other than as set forth in Schedule 3.21, Target has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.22 Tax Treatment.

Neither the Target nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a non-taxable contribution within the meaning of Section 351 of the Code (a "351 Transaction") or a comparable provision to permit a tax free reorganization under the Code if Target qualifies as a Subchapter S Corporation.

3.23 Disclosure.

(a) No representation or warranty of Target in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) No notice given pursuant to Section 9.8 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

4.	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY AND THE BUYER OFFICER

The Buyer, the Transitory Subsidiary and the Buyer Officer, severally and not jointly, each represent and warrant to the Target that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule.  The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 4:

4.1 Organization; Organizational Documents.

The Buyer and the Transitory Subsidiary, are, and will as of the Closing Date be, corporations or limited liability companies duly organized, validly existing, and in good standing under the laws of the jurisdiction of their respective incorporation or organization and having the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate their properties and to carry on their businesses as they are now being conducted. Buyer has heretofore furnished to the Company a complete and correct copy of the Organizational Documents of Buyer and the Organizational Documents of the Transitory Subsidiary, each as amended to date. Such Organizational Documents are in full force and effect. Neither Buyer nor the Transitory Subsidiary is in violation of any of the provisions of its Organizational Documents.

4.2 No Brokers' Fees.

Neither the Buyer nor the Transitory Subsidiary have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Target could become liable or obligated.

4.3  Buyer's Securities.

(a) The entire authorized capital stock of the Buyer consists of 560,000,000 Buyer shares, par value $.0001 per share, of which 80,000,000 are designated as Buyer Preferred Shares and 480,000,000 are designated as Buyer Shares, of which 11,200,224 Buyer Shares and no Buyer Preferred Shares are issued and outstanding, and any that are held in treasury as of the date of execution of this Agreement will, prior to the Closing, be restored to the status of authorized but unissued shares;

(b) Schedule 4.3 sets forth a complete and accurate list of all shareholders of record of Buyer, indicating the number of Buyer Shares held by each shareholder;

(c)  all of the issued and outstanding Buyer Shares have been duly authorized and are validly issued, fully paid, and non-assessable;

(d) the Buyer Securities to be delivered at Closing pursuant to Section 2 have been duly authorized and are validly issued, fully paid, and non-assessable;

(e) Buyer only has one class of common stock which is not divided into series, and the Buyer Securities to be delivered at the Closing to the Target Securityholders will represent not less than eighty-three and two-tenths of a percent (83.2%) of the outstanding Buyer Securities, on a fully diluted basis, as of the Closing Date, and will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Buyer's Organizational Documents or any agreement to which the Buyer is a party or is bound.

(f) except as may be disclosed in Schedule 4.3, there are no outstanding or authorized options, warrants, phantom stock, profit participation, purchase rights, subscription rights, conversion rights, exchange rights or contracts or commitments that could require Buyer to issue, sell, or otherwise cause to become outstanding any of its capital stock, and there are no outstanding authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Buyer (collectively, "Buyer Derivative Securities");

(g) as of the Closing, there shall be no issued Buyer Derivative Securities outstanding.

4.4 Limited Business Conducted.

Except for activities connected with seeking potential merger candidates, Buyer has since inception on September 19, 2001 conducted no business, sales or marketing activities nor generated any revenue. Transitory Subsidiary has conducted no business since its formation. Transitory Subsidiary is a direct, wholly owned subsidiary of Buyer, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.5 Undisclosed Liabilities.

Neither Buyer nor Transitory Subsidiary will have any liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) as of the Closing.

4.6 Authorization of Transaction.

               The Buyer and the Transitory Subsidiary have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform their respective obligations hereunder. The execution and delivery of this Agreement by Buyer and Transitory Subsidiary and the consummation by Buyer and Transitory Subsidiary of the Merger have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Buyer and Transitory Subsidiary are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the filing and recordation of the Articles of Merger). This Agreement constitutes the valid and legally binding obligation of the Buyer and the Transitory Subsidiary, enforceable in accordance with its terms and conditions.

4.7 Disclosure.

Any filing made by Buyer with the SEC prior to the Effective Date regarding the Merger will comply with the Securities Act and Securities Exchange Act, as applicable, in all material respects.  Such disclosures will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; provided, however, that the Buyer and the Transitory Subsidiary make no representation or warranty with respect to any information that the Target will supply specifically for use in any SEC filings.

4.8 Filings with the SEC.

(a) Buyer has delivered or otherwise made available to Target true and complete copies of (i) the Buyer's annual report on Form 10-K for its fiscal year ended December 31, 2011, (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of the Buyer held since January 1, 2008, and (iii) all of its other reports, statements, schedules and registration statements (and all exhibits, attachments, schedules and appendixes filed with the foregoing) filed with the SEC since January 1, 2008 and prior to the Effective Date (the documents referred to in this Section 4.8, collectively, the "Buyer SEC Documents").  Except as disclosed in Schedule 4.8, prior to the Effective Date, the Buyer and Buyer's officers and directors have timely filed all forms, reports and documents required to be filed by the Buyer pursuant to any relevant securities statutes, regulations and rules.  None of the Buyer's Subsidiaries is subject to the periodic reporting requirements of the Securities Exchange Act or is otherwise required to file any forms, reports or registration statements with the SEC, any state or local securities regulatory agency.

(b) As of its filing date, each Buyer SEC Document complied, and each such Buyer SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Buyer SEC Document filed did not, and each such Buyer SEC Document filed subsequent to the date hereof and prior to the Closing Date will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.9 Financial Statements.

The Buyer has filed a Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2011 and an Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the "Most Recent Fiscal Year End").  The financial statements included in or incorporated by reference into these Buyer SEC Documents (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Buyer as of the indicated dates and the results of operations of the Buyer for the indicated periods; provided, however, that the interim statements are subject to normal year-end adjustments.

4.10 Books and Records.

The books and records of the Buyer, in all material respects, (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) state in reasonable detail the material transactions and dispositions of the assets of the Buyer and (iii) accurately and fairly reflect the basis for the consolidated financial statements of the Buyer filed with the Buyer SEC Documents.  The Buyer has (i) designed and maintains disclosure controls and procedures (as defined in the Securities Exchange Act) to ensure that material information relating to the Buyer is made known to management of the Buyer by others within those entities, in a timely manner, and that no changes are required at this time, and (ii) designed and maintains a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements, including that (A) transactions are executed in accordance with management's general or specific authorization; and (B) transactions are recorded as necessary (x) to permit preparation of consolidated financial statements in conformity with GAAP and (y) to maintain accountability of the assets of the Buyer.  The management of the Buyer has disclosed, based on its most recent evaluation, to the Buyer's auditors and the Buyer's Board of Directors (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Buyer's ability to record, process, summarize and report financial data and have identified for the Buyer's auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Buyer's internal controls. A summary of any such disclosure made by management to the Buyer's auditors and Board is set forth on Schedule 4.10.  There have been no significant changes in the Buyer's internal controls or in other factors that could significantly affect the Buyer's internal controls, or any significant deficiencies or material weaknesses in such internal controls requiring corrective actions.

4.11 No Contravention.

Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) conflict with or violate the Organizational Documents of either Buyer or Transitory Subsidiary, (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either the Buyer or the Transitory Subsidiary is subject or any provision of the Organizational Documents of either the Buyer or the Transitory Subsidiary or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either the Buyer or the Transitory Subsidiary is a party or by which it is bound or to which any of its assets is subject. Other than in connection with the provisions of the Nevada Business Corporation Act, the Nevada Limited Liability Company Act, the Securities Exchange Act, the Securities Act, and the state securities laws, neither the Buyer nor the Transitory Subsidiary needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

4.12 Reporting Company Status; FINRA Compliance.

Buyer files reports with the SEC pursuant to Section 12(g) of the Securities Exchange Act.  The Buyer has duly filed all material and documents required to be filed pursuant to all reporting obligations under either Section 13(a) or 12(g) of the Exchange Act prior to the Effective Date.  Buyer has complied with the reporting requirements of FINRA to have its common stock quoted on the Over-the-Counter Bulletin Board ("Bulletin Board"), and Buyer's common stock is listed and traded on the Bulletin Board under the symbol "NBMF".  Buyer has not received any written notice from FINRA pertaining to any violation, breach, default, or compliance issue with the reporting requirements of FINRA.

4.13 No Injunctions.

               Neither Buyer, nor any of its present officers or present directors have, during the past ten (10) years, been the subject of any injunction, cease and desist order, assurance of discontinuance, suspension or restraining order, revocation or suspension of a license to practice a trade, occupation or profession, denial of an application to obtain or renew same, any stipulation or consent to desist from any act or practice, any disciplinary action by any court or administrative agency, nor has Buyer or any of its present officers or present directors knowingly violated any state or federal laws regulating the offering and sale of securities.

4.14 Antitakeover Statutes and Rights Agreement; Dissenters Rights.

The provisions of Sections 78.378 – 78.3793 and 78.411 – 78.444 of the Nevada Business Corporation Act do not apply to this Agreement, the Merger, or any of the transactions contemplated hereby and no other antitakeover or similar statute or regulation applies or purports to apply to any such transactions.  No other "control share acquisition," "fair price," "moratorium" or other antitakeover laws or regulations enacted under U.S. state or federal laws apply to this Agreement, the Merger, or any of the transactions contemplated hereby.  In addition, there are no available dissenters or appraisal rights for Buyer Security holders for the Merger or the transactions contemplated by this Agreement.

4.15 Absence of Certain Changes.

Since the Most Recent Fiscal Year End, Buyer has conducted no operations and, except as disclosed to the Target in writing prior to the date hereof, there has not been:

(a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Buyer, or any repurchase, redemption or other acquisition by Buyer of any outstanding shares of capital stock or other securities of, or other ownership interests in, Buyer;

(c) any split, combination or reclassification of any capital stock of the Buyer or any issuance or the authorization of any issuance of any securities of the Buyer;

(d) any amendment of any material term of any outstanding security of Buyer;

(e) any change in any method of accounting or accounting principles or practice by Buyer, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the Securities Exchange Act; or

(f) any contract, agreement, arrangement or understanding by Buyer to do any of the things described in the preceding clauses (a) through (e).

4.16 Compliance with Laws and Court Orders.

               Buyer is and has been in compliance with, and is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that would not reasonably be expected to be material to Buyer.

4.17 Tax Treatment.

Neither Buyer nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a 351 Transaction or if Target qualifies for treatment as a Subchapter S Corporation, then as a tax free reorganization with Section 368 of the Code.

4.18 Litigation.

               Except as set forth in Schedule 4.18, there is no action, suit, investigation or proceeding (or any basis therefore) pending against, or threatened against or affecting, Buyer, any present or former officer, director or employee of Buyer or any Person for whom Buyer may be liable or any of its properties before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational, that, if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to be material to Buyer or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

4.19 Agreements, Contracts and Commitments.

               Neither Buyer nor any other party to a Buyer Contract (as defined below) is in breach, violation or default under, and Buyer has not received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Buyer is a party or by which they are bound (any such agreement, contract or commitment, a "Buyer Contract"), except for breaches, violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer.

4.20 Taxes.

(a) The Buyer has filed or caused to be filed (on a timely basis since inception of the Buyer) all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of a group of companies, pursuant to applicable Legal Requirements.  Buyer has delivered to Target copies of all such Tax Returns filed since inception of the Buyer.  The Buyer has paid all taxes that have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Buyer, except such taxes, if any, as are listed in Schedule 4.20 and are being contested in good faith and as to which adequate reserves have been provided in the Buyer financial statements included in the Buyer SEC Documents.

(b) The charges, accruals, and reserves with respect to taxes on the books of Buyer are adequate and are at least equal to Buyer's liability for taxes, other than the penalties set forth on Schedule 4.20, which if assessed against Buyer following the Closing shall be the sole responsibility of the Buyer Officer to pay in full.  All taxes that Buyer is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(c) All Tax Returns filed by (or that include on a consolidated basis) Buyer are true, correct, and complete.  There is no tax sharing agreement that will require any payment by Buyer after the date of this Agreement.

4.21 Relationships With Related Persons.

Except as set forth in Schedule 4.21, no Related Person of Buyer has, or since inception of the Buyer has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Buyer's business.  No Related Person of Buyer is, or since inception of the Buyer has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with Buyer or is owned by Buyer, or (ii) engaged in competition with Buyer with respect to any line of the products or services of Buyer (a "Buyer Competing Business") in any market presently served by Buyer except for less than one percent of the outstanding capital stock of any Buyer Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market.  Except as set forth in Schedule 4.21, no Related Person of Buyer is a party to any Contract with, or has any claim or right against, Buyer.

4.22 Disclosure.

(a) No representation or warranty of Buyer, Transitory Subsidiary or the Buyer Officer in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) No notice given pursuant to Section 9.8 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

5.	COVENANTS

The Parties agree as follows with respect to the period from and after the execution of this Agreement.

5.1  General.

Each of the Parties will use its best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

5.2 Notices and Consents.

The Target will give any notices to third parties, and will use its best efforts to obtain any third party consents, that the Buyer may request in connection with the matters referred to in Section 3.4 above.

5.3 Regulatory Matters and Approvals.

Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3.4 and Section 4.11 above. Without limiting the generality of the foregoing:

(a) Securities Act, Securities Exchange Act, and State Securities Laws.  Buyer and the Target will mutually prepare and file with the SEC any filings required under the Securities Exchange Act relating to the Merger.  The filing Party in each instance will use its best efforts to respond to the comments of the SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary.  The Buyer will provide the Target, and the Target will provide the Buyer, with whatever information and assistance in connection with the foregoing filings that the filing Party may request.  The Target will take all actions that may be necessary under state securities laws in connection with the offering and issuance of the Buyer Securities.

(b)   Target Special Meeting.  The Target will obtain the Requisite Member Approval on the adoption of this Agreement and the approval of the Merger in accordance with the Nevada Limited Liability Company Act, concurrent with the execution of this Agreement.

(c) Buyer Special Board Meeting.  The Buyer will call a special meeting of its Board of Directors, or if permitted will obtain a Consent in Lieu of Meeting, as soon as practicable to approve this Agreement and the Merger.

(d) Blue Sky Laws.  Target shall comply with all applicable state securities laws relating to the distribution of Buyer Securities to holders of Target Securities pursuant to this Agreement.

5.4 Operation of Business.

Neither the Target, nor the Buyer nor their Subsidiaries shall engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business other than Target shall be permitted to take the actions set forth in Sections 5.4(b) (c), and (d) below which are prohibited for Buyer or its Subsidiaries to take.  Without limiting the generality of the foregoing:

(a) other than revisions to the Operating Agreement required by the Code for proper tax allocations  and as set forth in this Agreement, neither the Target nor the Buyer nor their Subsidiaries will authorize or effect any change in their Organizational Documents;

(b) other than as set forth in this Agreement, neither the Buyer nor its Subsidiaries will grant any options, warrants, or other rights to purchase or obtain any of their capital stock or issue, sell, or otherwise dispose of any of their capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

(c) neither Buyer nor their Subsidiaries will declare, set aside, or pay any dividend or distribution with respect to their capital stock (whether in cash or in kind), or, other than as set forth in this Agreement, redeem, repurchase, or otherwise acquire any of their capital stock;

(d) neither the Buyer nor its Subsidiaries will issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

(e) neither the Target nor the Buyer nor their Subsidiaries will impose any Security Interest upon any of their assets outside the Ordinary Course of Business;

(f) neither the Buyer nor its Subsidiaries will make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business; and

(g) other than as set forth in this Agreement, neither the Target nor the Buyer nor their Subsidiaries will commit to any of the foregoing which would be applicable to such Party.

5.5 Full Access.

Each of the Parties will (and will cause each of its Subsidiaries to) permit representatives of the other Party to have full access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to it and its Subsidiaries.  Each of the Parties will treat and hold as such any Confidential Information it receives from the other Party in the course of the reviews contemplated by this Section 5.5, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to the other Party all tangible embodiments (and all copies) thereof which are in its possession as obtained from the other Party.

5.6 Notice of Developments.

Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above.  No disclosure by any Party pursuant to this Section 5.6, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

5.7 Exclusivity.

The Target will not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the equity or assets of the Target (including any acquisition structured as a merger, consolidation, or unit exchange); provided, however, that the Target and its officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require.  The Target shall notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

5.8 Obligations of Transitory Subsidiary

Buyer shall take all action necessary to cause Transitory Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

6.	CONDITIONS TO OBLIGATION TO CLOSE.

6.1       Conditions to Obligation of the Buyer and the Transitory Subsidiary.

The obligation of the Buyer and the Transitory Subsidiary to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) this Agreement and the Merger shall have received the Requisite Member Approval;

(b) the Target shall have procured all of the third party consents specified in Section 5.2 above;

(c) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

(d) the Target shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(e) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Target to own the equity of the Surviving Company and to control the Surviving Company, or (D) affect adversely the right of the Surviving Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(f) Social Bounce, LLC shall be owned 100% by Target;

(g) Target shall have delivered to the Buyer and the Transitory Subsidiary audited financial statements of Target as of December 31, 2011;

(h) Target shall have distributed all cash distributions to its members as required by its Operating Agreement, as amended through the date of Closing either in the form of cash or notes.

(i) the Target shall have delivered to the Buyer and the Transitory Subsidiary a certificate to the effect that each of the conditions specified above in Sections 6.1(a)-(h) is satisfied in all respects;

(j) all actions to be taken by the Target in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer and the Transitory Subsidiary; and

(k) the Target shall have diligently prepared and completed a Current Report on Form 8-K disclosing Buyer's change in shell company status, for filing with the SEC as required in Section 7.1 below.

The Buyer and the Transitory Subsidiary may waive any condition specified in this Section 6.2 if they execute a writing so stating at or prior to the Closing.

6.2 Conditions to Obligation of the Target.

The obligation of the Target to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

(b) each of the Buyer and the Transitory Subsidiary shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Target to own the equity of the Surviving Company and to control the Surviving Company, or (D) affect adversely the right of the Surviving Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(d) immediately prior to the Closing there shall not be greater than 11,200,224 Buyer Shares, issued and outstanding, no Buyer Derivative Securities outstanding, and no other Buyer Securities outstanding;

(e) Except as shown on Schedule 6.2(e) attached hereto, Buyer shall have no liabilities or contingent liabilities other than those incurred in the ordinary course of business as of the Closing Date;

(f) Buyer and Buyer's officers and directors shall be current on all filings with the SEC required under the Securities Exchange Act;

(g) Buyer shall have filed all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of a group of companies, pursuant to applicable Legal Requirements, since inception of Buyer;

(h) Buyer shall have entered into an Employment Agreement in the form to be attached as Exhibit B, with these persons set forth on Schedule 6.2(h) attached hereto;

(i) The Buyer and the Transitory Subsidiary shall each have delivered to the Target a certificate to the effect that each of the conditions specified above in Sections 6.2(a)-(h) is satisfied in all respects;

(j) this Agreement and the Merger shall have received the Requisite Member Approval;

(k) the Target shall have received the resignations, effective as of the Closing, of each director and officer of Buyer and each manager and officer of the Transitory Subsidiary; and

(l) all actions to be taken by the Buyer and the Transitory Subsidiary in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Target.

The Target may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing.

7.	POST CLOSING OBLIGATIONS

7.1 SEC Filing on Form 8K.

                      The Target shall file the Current Report described in Section 6.1(j) not later than four (4) business days after the Closing. Buyer shall furnish all information concerning Buyer as Target may reasonably request in connection with the preparation of the Current Report.  Target and Buyer each represent that the information supplied by each of them for inclusion in the Current Report shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

7.2 Indemnification.

The Buyer Officer agrees to indemnify and hold Target and its Manager and members harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation (hereinafter individually a "Loss" and collectively "Losses") incurred by Target and its Manager and members directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of the Buyer or Buyer Officer contained in this Agreement, (ii) any failure of Buyer or Buyer Officer to perform or comply with any covenant contained in this Agreement, or (iii) any failure of Buyer to comply with all Legal Requirements in connection with Buyer's offerings of securities prior to the Closing Date. The representations, warranties and covenants made by the Buyer and the Buyer Officer in this Agreement shall survive for a period expiring on the date that is twelve (12) months following the Closing (the "Survival Date") and any action for a breach of the Buyer's or the Buyer Officer' representations or warranties, the failure of the Buyer or the Buyer Officer to comply with a covenant hereunder or any Loss under this Section 7.2 must be made and filed by the Survival Date.  Any claim for a breach of the Buyer's or the Buyer Officer's representations or warranties, the failure of the Buyer or the Buyer Officer to comply with a covenant hereunder or any Loss under this Section 7.2 which is not made and filed by an Indemnitee prior to the Survival Date shall, from and after the Survival Date, be deemed to have been waived by such Indemnitee and rendered null and void and of no further force and effect.  The Buyer Officer shall not be liable under this Section 7.2 for any Loss unless and until the cumulative Losses in respect of claims exceeds $25,000.

7.3 Indemnity Procedure.

Within 15 days after service upon an indemnified party of a summons or other first legal process in connection with the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof; the omission to notify the indemnifying party will relieve it from any liability which it may have to any indemnified party under this Section (but not otherwise) if the indemnifying party proves that it has been materially prejudiced by such omission.  In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in and, to the extent that it may wish, jointly with any other indemnifying party, similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

7.4 Warranty of No Claims.

Buyer hereby represents and warrants, that to the best of its Knowledge, there is no known past condition or set of facts relating to the executive officers and directors of Buyer which will give rise to any claims, demands, obligations, actions or causes of action, of any nature whatsoever, which a party may now have, or which may hereafter accrue or otherwise be acquired, arising out of tort, contract, securities, or other theories of liability related to the duties and obligations imposed upon the executive officers and directors of Buyer.

7.5 Registration of Shares.

Buyer will, within six (6) months after the Closing, have prepared and will use its best efforts to file with the SEC a registration statement and take all necessary and appropriate action thereafter to cause to be registered for resale under the Securities Act all restricted shares of Buyer, including those issued to the Target Securityholders as part of the Merger.

8.	TERMINATION

8.1 Termination of Agreement.

Any of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after shareholder approval in the case of Buyer) or its members or manager, as applicable (whether before or after member approval in the case of Target or the Transitory Subsidiary) as provided below:

(a) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

(b) the Buyer and the Transitory Subsidiary may terminate this Agreement by giving written notice to the Target at any time prior to the Effective Time (A) in the event the Target has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer or the Transitory Subsidiary has notified the Target of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 30, 2012, by reason of the failure of any condition precedent under Section 6.1 hereof (unless the failure results primarily from the Buyer or the Transitory Subsidiary breaching any representation, warranty, or covenant contained in this Agreement); or

(c) the Target may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary at any time prior to the Effective Time (A) in the event the Buyer or the Transitory Subsidiary has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Target has notified the Buyer and the Transitory Subsidiary of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 30, 2012, by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from the Target breaching any representation, warranty, or covenant contained in this Agreement).

8.2 Effect of Termination.

If any Party terminates this Agreement pursuant to Section 8.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

9.	MISCELLANEOUS

9.1 Survival.

Each of the representations, warranties, and covenants of the Parties shall survive the Effective Time by two years.

9.2 Press Releases and Public Announcements.

No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).

        9.3 No Third-Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in Section 2 above concerning payment of the Merger Consideration are intended for the benefit of the Target Securityholders.

9.4 Entire Agreement.

This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

9.5 Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

9.6 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

9.7 Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.8 Notices.

All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below (or as such other address for a party as shall be specified in a notice given in accordance with this Section 9.8):

If to the Target:	XHIBIT, LLC
80 E. Rio Salado Parkway, Suite 115
Tempe, AZ 85281
Attn: Chris Richarde, CEO

Copy to:	Stephen R. Boatwright, Esq. Keller Rohrback, PLC 3101 North Central Avenue, Suite 1400 Phoenix, Arizona 85012-2600

If to the Buyer:	NB Manufacturing, Inc. 3410 W. Glendale Ave, Suite D Phoenix, AZ 85051 Attn: Derold L. Kelley

Copy to:	Stephen T. Meadow, Esq. Firetag, Stoss & Dowdell, P.C. 1747 E. Morten Avenue, Suite 107 Phoenix, AZ 85020

If to the Transitory Subsidiary:	NB Manufacturing Subsidiary, LLC 3410 W. Glendale Ave, Suite D Phoenix, AZ 85051 Attn: Derold L. Kelley

Copy to:	Stephen T. Meadow, Esq. Firetag, Stoss & Dowdell, P.C. 1747 E. Morten Avenue, Suite 107 Phoenix, AZ 85020

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.9 Governing Law.

This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Arizona  without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona  or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Arizona state or federal court. The Parties hereto hereby (a) submit to the exclusive jurisdiction of any Arizona state or federal court for the purpose of any action arising out of or relating to this Agreement brought by any Party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the Merger may not be enforced in or by any of the above-named courts.

9.10 Waiver of Jury Trial.

Each of the Parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger. Each of the Parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Merger as applicable, by, among other things, the mutual waivers and certifications in this Section 9.10.

9.11 Amendments and Waivers.

The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors, managers, and members, as applicable; provided, however, that any amendment effected subsequent to shareholder or member approval will be subject to the restrictions contained in the Nevada Limited Liability Company Act and the Nevada Business Corporation Act.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.12 Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.13 Expenses.

Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

9.14 Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.  The word "including" shall mean including without limitation.

9.15 Incorporation of Exhibits and Schedules.

The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.16 Separate Counsel.

Each of the Parties warrant and confirm that Keller Rohrback, PLC has only represented Target in connection with this Agreement and the transactions referenced herein or contemplated hereby.  Keller Rohrback has not represented any of the Buyer, Transitory Subsidiary, or the Buyer Officer.  Buyer and Transitory Subsidiary were represented by Firetag, Stoss & Dowdell, P.C. The Parties stipulate and agree that, in entering into this Agreement, they have relied upon the advice and representation of counsel and other advisors selected by them or have waived the right to do so.  Each of the Buyer, Transitory Subsidiary and the Buyer Officer particularly stipulate and agree that they and their counsel and advisors have not received and are not relying on any representations or warranty from any person or entity retained or employed by Target in connection with their entry into this Agreement.

9.17 Specific Performance

The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

NB MANUFACTURING, INC.

By: /s/ Derold L. Kelley
Derold L. Kelley, CEO

NB MANUFACTURING SUBSIDIARY, LLC

By: /s/ Derold L. Kelley
Derold L. Kelley, Manager

XHIBIT, LLC

By: /s/ Chris Richarde
Chris Richarde, CEO of the Manager

BUYER OFFICER on his own behalf as an individual

/s/ Derold L. Kelley
Derold L. Kelley